EXHIBIT 99.1
NEWS RELEASE

INVESTOR RELATIONS CONTACTS:
J. Eric Bjornholt -- CFO..... (480) 792-7804
Gordon W. Parnell -- Vice President of Business Development and Investor Relations.....(480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES PRELIMINARY NET SALES
AND EPS RESULTS FOR SECOND QUARTER FISCAL 2012

CHANDLER, Arizona - October 13, 2011 - (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading provider of microcontroller, analog and Flash-IP solutions, announced today that it expects its net sales for its second quarter of fiscal 2012 ending September 30, 2011 to be down about 9.1% sequentially and be about $340.6 million. On August 4, 2011, Microchip provided guidance of net sales to be down sequentially by 1% to 6% (or $352.0 to $370.8 million). Microchip also announced today that second quarter fiscal 2012 GAAP earnings per share is expected to be approximately 38 to 40 cents and non-GAAP earnings per share is expected to be approximately 45 to 47 cents. On August 4, 2011, Microchip provided guidance of GAAP EPS of 44 to 48 cents and non-GAAP EPS of 50 to 54 cents for the second quarter of fiscal 2012. There will be no conference call in conjunction with today's press release.

“Our net sales activity in the September quarter did not progress as we originally expected,” said Steve Sanghi, Microchip's President and CEO. “Entering the September quarter we anticipated that business conditions would continue to be impacted by weak, broad-based demand conditions, but would begin to improve towards the latter part of the quarter from the seasonal Christmas builds in Asia. Instead we experienced incrementally stronger headwinds and saw no seasonal Christmas build, which in turn adversely impacted all of our product lines and sales channels. The overall global economic outlook continues to be poor and is adversely impacting our business as well as the rest of the semiconductor industry.”

“While we are disappointed with our September quarter results, we continue to see excellent design win traction in our microcontroller and analog product lines and maintain a strong competitive position. Net sales from our 32-bit microcontroller business was up 10.4% sequentially, and our licensing business was up 6.4% sequentially, both setting new records in the September quarter. Additionally we shipped our 10 billionth microcontroller during the quarter,” added Mr. Sanghi.

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480-792-7200 FAX 480-899-9210

Microchip Technology Announces
Preliminary Net Sales and EPS Results
for Second Quarter Fiscal 2012

Mr. Sanghi concluded, “We will provide revenue and full financial guidance for the December 2011 quarter during our November 3, 2011 financial results conference call.”

“Many investors have seen coverage of the terrible floods that are affecting Thailand, mainly in areas north of Bangkok,” said Ganesh Moorthy, Microchip's Chief Operating Officer. “Our two facilities are located almost 50 miles east of Bangkok, and are running normally and meeting customer demand for our products. While our supply chain in Thailand has been stable, we have taken steps to secure additional inventory to support production needs, as well as adding alternative suppliers to mitigate our supply risk. We are monitoring the situation for the safety of all our employees, while ensuring that our factories in Thailand continue to operate normally to support our customers.”

Microchip plans to announce its financial results for the second quarter of fiscal 2012 after market close on November 3, 2011. Due to the preliminary nature of the Company's results for the September quarter, the Company is not able to provide a reconciliation of its GAAP and non-GAAP results but will include such reconciliation and related information as part of its announcement on November 3.

Cautionary Statement:

The statements in this release relating to our expected net sales and GAAP and Non-GAAP earnings per share for the September 2011 quarter, the poor overall global economic outlook and its impact on our business and the rest of the semiconductor industry, excellent design win traction in our microcontroller and analog product lines, maintaining a strong competitive position, meeting customer demand for our products, securing additional inventory to support production needs, adding alternative suppliers to mitigate our supply risk, and ensuring that our factories in Thailand continue to operate normally are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: any further slowdown in the pace of the economic recovery or any unexpected fluctuations or weakness in the U.S. and global economies, changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively modify our production levels to meet our anticipated needs;

Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480-792-7200 FAX 480-899-9210

Microchip Technology Announces
Preliminary Net Sales and EPS Results
for Second Quarter Fiscal 2012

potential disruptions in our supply chain due to the floods in Thailand; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; the impact of any significant acquisitions that we make; costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; the risk that our customers may fail to continue to accept our SST product offerings; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally. In addition, the financial results included herein are preliminary and subject to change as we complete our standard quarterly review and closing procedures.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10‑Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip's Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this October 13, 2011 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo are registered trademarks of Microchip Technology Inc. in the USA and other countries.
All other trademarks mentioned herein are the property of their respective companies.

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